Exhibit 99.1

                             VENTURES NATIONAL, INC.
                       d.b.a. Titan General Holdings, Inc
                          44358 Old Warm Springs Blvd.
                            Fremont, California 94538
                    Telephone 978-388-5740 Fax 978-388- 3940
                         email: aglashow@titaneast.com.

                   TITAN GENERAL HOLDINGS INC., INC. ("TTGH")

                           CONFERENCE CALL AGENDA----
                           --------------------------
                                 January 13 2004

         Good afternoon and thank you for joining us today. I am Bob Ciri, Chairman of Titan General Holdings, Inc.

         Since we will be making forward-looking statements in the course of this conference call (like the one I just made), we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Further, information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

         This afternoon we will be reviewing our performance over the past twelve months from the end of November of 2002 through the end of November of 2003. The first Quarter 10-Q ended November 30, 2003 will be available shortly. We shall also be reporting on certain key events since our last conference call. Andrew Glashow, our President, will also be reporting on


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our PROGRESS. We will also hear from our new CEO, Ken Shirley, who will give you an overview of his extensive background in the printed circuit board industry and of our prospects for the this coming year.

         I am pleased to have both Andrew Glashow and Ken Shirley joining me on this call this afternoon. I would like to take this opportunity to congratulate Ken on his appointment as TTGH's new chief executive officer.

         As you know, I had been the chief executive officer for the past 8 months. My primary goal was to institute a turn- around of our two acquisitions now known as Titan PCB West, Inc. and Titan PCB East, Inc., which were acquired out of bankruptcy and a secured creditor transaction respectively. Additionally, as part of the initial goal, we moved the entire administrative, manufacturing, and sales facilities of Titan PCB West which was located in Santa Clara, CA to a state- of- the- art PCB facility previously owned by Tyco and located in Fremont, CA. That move was completed by the end of July 2003 along with significant infrastructure changes such as a completely new ventilation system, reinforced ceiling joist and a completely new wet process operation. Our Titan team performed exceptionally as they completed their entire task in approx 90 days and at approx 1/3 the cost previously estimated by industry experts earlier that year.

At the end of February of last year we acquired our east Coast facility now known as Titan PCB East, Inc. Naturally, after many months of increasing losses leading to their eventual shutdown and our purchase in a secured creditor transaction, there were numerous process and facility problems to correct. Following the completion of the move of our west coast facility we turned our attention to correcting the problems in our East Coast facility as well as developing new processes for operations and establishing corrective procedures to insure a turn-around by the end of CY 2003. We are pleased to report that based on operating results this facility and the team working there have reached a strong base line in operations with which to build the divisions future.

Andrew Glashow our President will outline some key events and facts that have occurred during the 12 months mentioned above. Before turning the call over to Andrew and Ken I would like to


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point out some key changes financially which we believe better illustrate the improvement in operations quarter to quarter. The numbers that will be presented formally in the 10Q for the first quarter of 2004 ended November 30, 2003 will be stated according to GAAP including all non-cash stock related costs. What I would like to speak to today are the differences between Q1 FY04 and Q4 FY03 on an adjusted basis so as not to give effect to non-cash stock related costs during these periods. The numbers I am presenting are from internal numbers from Q1FY04 and are prior to our auditor's final confirmation. They should be taken as an approximation and are not meant to supplant the numbers presented in the formal 10Q for Q1FY04 scheduled for release shortly. Based on this statement revenue increased 34% and our gross profit increased from 1% to 10% of sales. Our operating loss showed a 75% improvement in Q1 of FY04 as compared to Q4 of FY03. Our operating loss was 12% of revenue as compared to 64.8% of revenue in the previous quarter. This is a 75% improvement. Our net loss in Q1 of FY04 was still approximately 12% of revenue as compared to a net loss of 93% of revenue for the previous quarter. This represented an 83% improvement in the bottom line. Again the percentages quoted previously exclude non-cash stock related costs. We anticipate that the non-cash stock related transaction expenses in both G&A and interest expense (Q1FY04) categories will be approximately $845,052.. At this point I would like to turn the call over to our President Andrew Glashow.

(Andrew) Thanks Bob.

Good afternoon to everyone on the call. I would like to review some of the significant events that took place over the last 2 quarters, most specifically our new financing facility with Laurus funds. This enabled us to consolidate a considerable majority of our expensive debt into 1 facility that enables us to access additional capital on terms very favorable to the company as compared to previous opportunities. We estimate that this facility will enable the company to save $200-300k in debt related expenses a year as compared to Titan's previous debt facilities.

I would now like to brief all of you on our outlook for the fiscal year ending August 31,2004 and the upcoming fiscal year ending August 31, 2005. While there can be no assurance of future performance we believe that our outlook as well as the industries outlook are both positive.
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Beginning in our first fiscal quarter of 2004 we began to experience an increase in business. Based on a continuation of the encouraging overall industry positive trend as well as better operating efficiency and the recent appointment of our CEO, Ken Shirley, we are forecasting the following:

For the fiscal year ending August 31, 2004 the company is forecasting revenues of $15-20MM and earnings before all non-cash items of 5-10 cents a share and we see no reason why this positive trend will not continue thru fiscal year ending August 31, 2005. To illustrate an improvement the scrap rate of our Titan PCB East, Inc. facility has improved over 200% from earlier this year to approximately 3.24% of shipments. Our West coast division which has had more time to implement there program have seen sales jump 55% from May of 2003 to December 2003.

Under the direction and leadership of our new CEO we are excited by the future prospects for each of our operating divisions as well as the overall growth of Titan General Holdings, Inc. At this time I would like to turn the call over to Mr. Shirley a proven PCB industry veteran with an extensive breadth of executive management expertise. We are extremely fortunate to have him onboard in order to build upon our progress in operations and strengthen our sales and exploit new business opportunities.

(Ken)...Thank you Andrew. It is my pleasure to speak with you this afternoon and I would like to talk a little about my background and reasons for taking over as CEO of Titan General Holdings, Inc.

I come to Titan with 30 years of Printed Circuit Board industry experience, which includes time spent at TTM as COO and HADCO as GM. During my 7 years as GM of the Owego NY division of HADCO it was the largest independent PCB shop in the United States. In my experience the companies I have managed ranged from $10-320MM in sales and from 100-1200 employees. This includes both the military and commercial spectrum of the PCB industry. I have been involved in the purchase and the sale of strategic operations and companies within our industry, which in large part has been a result of increasing net and gross margins in excess of 30%.

In looking at the opportunity with Titan I feel confident that I can utilize my experience and skills

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to lead our company to a bright future through a mix of growth in operations, increase sales, and exploit strategic opportunities and acquisitions. I believe that my relationships with the firms such as Thayer Capital, Bain Capital and North American Funds will afford us access to many opportunities of which the company may be able to take advantage.

In conclusion I am excited with the opportunity to lead the next phase of Titan's growth and I look forward to communicating with you in the near future. I am now going to hand the call over to Bob Ciri for closing remarks.

(Bob) Thanks very much Ken.

In conclusion we have come along way but have considerable growth and opportunities in front of us. Given the considerations already mentioned we look forward to having Ken's considerable knowledge and experience bring the company to its highest potential.

I will now turn the call back to Jens at Redwood.